FOR IMMEDIATE RELEASE

October 31, 2006

Contact Information: NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director& Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Adjustments in Financial and Dividend Forecasts
     NIS GROUP CO., LTD. (the “Company”) hereby announces that, as described below, the Company has revised its financial and dividend forecasts for the fiscal year ending March 31, 2007, which were made public on May 8, 2006.

1.	Adjustments in interim financial forecasts for the half year ended September 30, 2006 (April 1, 2006 ~ September 30, 2006)

(1)Consolidated	(Units: Millions of yen, except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	32,000	6,500	3,500
Revised Projections (B)	37,800	6,200	(500)
Difference (B-A)	5,800	(300)	(4,000)
Percent Change (%)	18.1	(4.6)	—
(For reference)
Previous Fiscal Year’s Interim Results	28,387	5,217	4,989

(2)Non-Consolidated	(Units: millions of yen, except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	18,200	3,800	2,700
Revised Projections (B)	18,500	3,000	(1,600)
Difference (B-A)	300	(800)	(4,300)
Percent Change (%)	1.6	(21.1)	—
(For reference)
Previous Fiscal Year’s Interim Results	16,047	3,547	4,309

2.	Adjustments in financial forecasts for the fiscal year ending March 31, 2007 (April 1, 2006 ~ March 31, 2007)

(1)Consolidated	(Units: Millions of yen, except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	68,000	14,200	7,600
Revised Projections (B)	76,000	13,000	3,000
Difference (B-A)	8,000	(1,200)	(4,600)
Percent Change (%)	11.8	(8.5)	(60.5)
(For reference)
Previous Fiscal Year’s Results	60,991	12,785	9,033

(2)Non-Consolidated	(Units: millions of yen, except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	37,700	8,500	5,500
Revised Projections (B)	37,700	5,700	100
Difference (B-A)	—	(2,800)	(5,400)
Percent Change (%)	—	(32.9)	(98.2)
(For reference)
Previous Fiscal Year’s Results	34,152	8,109	6,944

3.	Reasons for the adjustments in financial forecasts

(1)	Non-Consolidated

In order to provide for future demands from customers for returns of excess interest in accordance with “Treatment in the Audit concerning Reserve for Losses on Excess Interest Repayment Claims in Consumer Finance Companies” issued by the Japanese Institute of Certified Public Accountants (JICPA) on October 13, 2006, the Company changed its method for estimating losses on excess interest repayments and posted ¥6,919 million as an extraordinary loss for the past fiscal year. As a result, it revised its interim non-consolidated financial forecasts as described above.

Moreover, the Company revised its full-year non-consolidated financial forecasts. In addition to the reasons for the revision to the interim forecasts, this was due to expected increases in costs relating to loan losses, taking into consideration changes in the money lending business environment in Japan, including active government discussions of systemic revisions.

(2)	Consolidated

The Company has adopted a new method for accounting for investments in investment associations. With respect to interests held by consolidated subsidiaries of the Company in investment associations that are not consolidated with the Company, equity in gains or losses of the relevant investment associations are recognized by such subsidiaries of the Company in proportion to their interests in the relevant investment associations as a current year gain or loss. Following the Company’s application of “PITF No.20 Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” (Business Correspondence Report No. 20) and “PITF No.21 Practical Solution on Investors’ Accounting for Limited-Liability Partnerships and Limited-Liability Companies” (Business Correspondence Report No. 21) released by the Accounting Standards Board of Japan on September 8, 2006, which require consolidation of investment associations if certain criteria relating to control of or influence over the investment associations are met, the Company has determined that it will consolidate a number of investment associations that it previously did not consolidate and which it accounted for as described in the previous sentence. It is therefore revising its interim consolidated financial forecast as stated above.

Moreover, the Company revised its full-year consolidated financial forecast. In addition to the reasons for the revision to the interim forecasts, this was for the reason stated above under (1) Non-consolidated, notwithstanding estimated increases in operating revenue as a result of the expansion of real estate-related business, etc.

4.	Adjustment in dividend forecasts for the fiscal year ending March 31, 2007

			(Units: Yen)
	Interim Dividend	Year-End Dividend	Annual Dividend
	Per Share	Per Share	Per Share
Previous Projections (A)	0.42	0.42	0.84
Revised Projections (B)	0.16	0.16	0.32
(For reference)
Previous Fiscal Year’s Results	0.50	0.55	1.05
Notes: Stock splits were implemented effective November 18, 2005 and April 1, 2006 (both 2-for-1 splits). Results for the previous fiscal year, therefore, have been adjusted accordingly, in order to simplify comparison.
Due to the expectation that the financial forecasts which were announced on May 8, 2006, will become below the previous projection as stated in “3. Reasons for the adjustments in financial forecasts”, the Company revised its dividend forecasts in accordance with its basic policy of dividend distribution (30% of consolidated net income).

Statements About Future Projections
     These materials contain forward-Looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
     Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions, including changes in corporate and personal bankruptcy and unemployment rates in Japan;
•	competition by entry of major financial institutions and IT companies in the business owners and consumer loan industries;
•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with Japan or U.S. law, including restrictions on interest rates, to regulations for the money lending business;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of our information or technological systems and networks.
•	the influence of our chairman and his family over important decisions;
•	the failure to generate the results we desire by changes in the mix of our assets portfolio;
•	fluctuation in market environments regarding our investments;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
•	the effect of fluctuations in the value of real estate held and potential changes to tax legislation and amendments to regulations concerning real estate-related businesses; and
•	increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.